Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Seadrill Limited of our report dated July 15, 2022, except for the effects of the restatement discussed in Note 1 (not presented herein) to the consolidated financial statements appearing in Seadrill Limited’s Registration Statement on Form F-4 filed on February 27, 2023, as to which the date is February 27, 2023, relating to the financial statements of Aquadrill LLC (Predecessor), which appears in Seadrill Limited’s Form 6-K dated May 12, 2023.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom

January 26, 2024